Exhibit 10.1
Annual Incentive Plan
Fiscal Year 2010
Effective April 1, 2009 — March 31, 2010

Contents

I.	Purpose of the Plan

II.	Eligibility

III.	Administration

IV.	Plan Design

V.	Financial Objectives

VI.	Individual Objectives

VII.	Incentive Payments

VIII.	Amendment, Suspension and Termination

IX.	Unfunded Plan

X.	Other Benefit and Compensation Programs

XI.	Governing Law
Exhibit I: Apportionment of Bonus Plan Objectives

I. Purpose of the Plan
The purpose of the Annual Incentive Plan is to align all participants with the business objectives of Navarre Corporation and its subsidiaries (the “Company”) by motivating, rewarding and recognizing participants for their achievements and contribution to the Company’s success.
II. Eligibility
Most management-level employees of the Company are eligible to participate in the Plan. New hires must be employed prior to October 1st to be eligible for a pro-rata incentive payment for that fiscal year. Participants that terminate from the company, for any reason, prior to the date of the incentive payment, will lose their eligibility to receive an incentive payment.
III. Administration
The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Chief Executive Officer of the Company (the “CEO”) will make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, financial objectives, and other aspects of the Plan’s administration. The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan’s provisions, to make and amend rules and to make all other decisions necessary for the Plan’s administration. Any decision of the Compensation Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Specifically, the Compensation Committee has the authority to approve payout percentages and to approve individual awards, including discretionary awards, for the executive officers. The CEO has the authority to approve individual awards, including discretionary awards, for other participants consistent with the Plan.
IV. Plan Design
The Annual Incentive Plan has two components:
•	Financial Objectives

•	Individual Objectives
The potential bonus payout is based on a participant’s level and type of position and is determined as a percentage of the participant’s base salary apportioned between the two components. That apportionment is summarized in Exhibit I.
The annual “Incentive Pool” is the amount of money available for payout of bonuses as determined by the Compensation Committee based upon the aggregate bonus potential of all participants and the extent to which the Financial Objectives and Individual Objectives have been achieved.

V. Financial Objectives
The following Financial Objectives are measured based on attainment of specific levels of performance of the Company (or of a subsidiary, division, or department thereof):
•	Consolidated EBITDA target of $20.2 million (inclusive of the Incentive Pool accrual). The Incentive Pool will be reduced to ensure attainment of the Consolidated EBITDA target. In the event that the Incentive Pool is not fully funded, Participants will generally share in the reduced Incentive Pool on a pro-rata basis.

•	For participants that are employees of a subsidiary of Navarre Corporation, the EBITDA component will be based upon a subsidiary specific target. For subsidiary performance above threshold but below target, the bonus payout will be reduced proportionately.

•	If funding any portion of the Incentive Pool will cause the Company to fail to achieve the Consolidated EBITDA target, no bonus payout will occur. Additionally, for participants that are employees of a subsidiary of Navarre Corporation, the applicable subsidiary must attain 80% of budgeted EBITDA target in order for those subsidiary participants to earn a bonus.
Growth Multiplier
If Consolidated EBITDA exceeds the EBITDA target, the Incentive Pool will be increased by 25% of the amount that Consolidated EBITDA exceeds the EBITDA target (the “Growth Multiplier”). Participants will share in the enhanced Incentive Pool on a pro-rata basis, subject to the maximum payment provision in Paragraph VII herein. This provides an enhanced incentive payout opportunity to participants which would be funded through improvement in Consolidated EBITDA beyond targeted amounts.
VI. Individual Objectives
Goal Setting
Plan participants and their managers will share accountability for establishing annual goals for the Individual Objectives component of the incentive plan. Generally, participants will have a number of specific and measurable goals which may be weighted or prioritized. These goals should tie directly to the overall company, subsidiary, or department goals. Joint agreement on goals will be confirmed with signatures of the participant and his/her manager. These goals must be provided to Human Resources within two months of becoming eligible for the Annual Incentive Plan.

Goal Monitoring
Participants will normally meet with their managers at least quarterly to review progress on the established goals.
Goal Modification
Goals may be modified during the plan year if the business or the individual’s position requires the change.
Goal Measurement
Plan participants and their managers will discuss the participant’s goal achievement on their Individual Objectives and managers must submit the achievement to HR for approval in a timely manner. The Compensation Committee will evaluate and determine achievement of the CEO’s individual performance and review the achievement for the other executive officers.
VII. Incentive Payments
Results and Adjustments
Actual business results for the fiscal year will be provided by the Chief Financial Officer and approved by the Compensation Committee. The Compensation Committee may approve adjustments to actual business results to reflect organizational, operational, or other changes which have occurred during the year, e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, extraordinary items, effects of accounting changes or other events.
Discretionary Pool
The Compensation Committee has determined that a discretionary pool should also be established to reward participants in the plan with exemplary performance. The maximum amount of the discretionary pool is $500,000, which may or may not be awarded in whole or in part.
Payments
Payments under the Plan will normally be paid within 45 days of the conclusion of the Company’s annual audit by its certified public accountants. Payment will be made for the number of full months that the participant held a qualifying position during the plan year and amounts paid will be taxed in compliance with Internal Revenue Service guidelines for bonuses. Checks for bonus payments will normally be hand delivered in one-on-one meetings by the participant’s manager.

Maximum Payment
Notwithstanding anything to the contrary provided in this Plan, payouts to any one participant will not exceed 150% of the participant’s target bonus.
Communication
After year-end closing, managers should meet individually with each participant to communicate the final achievement on specific goals and communicate the incentive payment amount. Human Resources will prepare a communication document to assist managers to effectively communicate this information.
VII. Amendment, Suspension and Termination
The Compensation Committee or the Board of Directors may at any time, and without prior notice, terminate, suspend, amend or modify this Plan or any incentive payments under the Plan not yet paid. No payments pursuant under this Plan will be made during any suspension of the Plan or after its termination.
VIII. Unfunded Plan
The Plan is unfunded and the Company shall not be required to segregate any assets for incentive payments under the Plan.
IX. Other Benefit and Compensation Programs
Payments received by a participant under this Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement. Nothing in the Plan shall be construed as a contractual payment obligation or guarantee of employment for any participant.
X. Governing Law
To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota and construed accordingly.

Exhibit I
Apportionment of Bonus Plan
Financial Objectives / Individual Objectives

	Consolidated	Subsidiary	Individual
Participant	EBITDA	EBITDA	Objectives
Corporate CEO & CFO	90%		10%
Subsidiary President		80%	20%
Corporate VP	80%		20%
Subsidiary VP		80%	20%
Corporate Director	70%		30%
Subsidiary Director		70%	30%
Corporate Manager	70%		30%
Subsidiary Manager		70%	30%